Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

GERMANTOWN, MD, August 10, 2023 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended June 30, 2023.

Recent Highlights & Accomplishments:

•	Generated revenue of $4.1 million in the second quarter of 2023

•	Submitted an application to the FDA for an iCGM designation for the Eversense CGM system

•	Received a positive coverage decision from UnitedHealthcare, the largest healthcare insurance company in the United States, for the Eversense E3 CGM, expanding access to a total of approximately 300 million covered lives

•	Expanded the NPG sensor inserter network providing patients with further convenient options to start Eversense

•	Presented positive data at the American Diabetes Association 83rd Scientific Sessions highlighting 365 day longevity and accuracy of the Eversense System

•	Entered into a series of exchange agreements to exchange up to $30.8 million in principal amount of the 2025 Notes for a combination of cash and stock, further strengthening the balance sheet

“In the second quarter, we continued to execute on our strategic priorities of advancing our product pipeline and collaborating with Ascensia Diabetes Care, our global commercial partner. The FDA submission for the iCGM designation and the expansion of both Ascensia’s dedicated U.S. CGM salesforce and the NPG partnership support our drive to increase patient and provider adoption of our Eversense System,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Additionally, we are pleased with the positive data readouts presented at ADA, demonstrating that our current sensor configuration delivered accurate results for 365 days. This data gives us confidence in the execution of our product pipeline, and we are looking forward to the next generation products which we expect to further support ADC’s efforts to build the Eversense brand and drive global adoption.”

Second Quarter 2023 Results:

Total revenue for the second quarter of 2023 was $4.1 million compared to $3.7 million for the second quarter of 2022. U.S. revenue was $1.8 million in the second quarter of 2023 compared to $1.2 million in the prior year period, and revenue outside the U.S. was $2.3 million in the second quarter of 2023 compared to $2.5 million in the prior year period.

Second quarter 2023 gross profit of $0.4 million decreased from $0.8 million in gross profit for the second quarter of 2022. The reduction in gross margin was primarily driven by an increase in the revenue share percentage due to Ascensia.

Second quarter 2023 sales and marketing and general and administrative expenses decreased by $1.1 million year-over-year, to $7.5 million. The decrease was the result of reduced personnel costs and other general and administrative costs.

Second quarter 2023 research and development expenses increased by $3.5 million year-over-year, to $12.8 million. The increase was primarily due to investments in our product pipeline for development and clinical trials of next generation technologies.

Net loss was $20.4 million, or $0.04 per share, in the second quarter of 2023 compared to a net income of $104.2 million, or $0.22 per share, in the second quarter of 2022. The change in net income was due to the accounting for embedded derivatives, fair value adjustments and the exchange of the PHC notes last quarter.

Cash, cash equivalents, short and long-term investments were $125.1 million and outstanding indebtedness was $52.4 million as of June 30, 2023.

2023 Financial Outlook

Senseonics reiterates the expectation for full year 2023 global net revenue to be in the range of $20 million to $24 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 10, 2023, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 24023664 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2023 Financial Outlook,” statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and patient and provider adoption, statements regarding advancing development programs and the pipeline, statements regarding strengthening the Eversense® brand, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the expansion of Ascensia Diabetes Care’s U.S. salesforce and its commercial initiatives, uncertainties inherent in collaborating with a new partner in the Nurse Practitioner Group and that partner’s assumption of certain clinical and administrative activities, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment, the ability to successfully complete the exchanges of 2025 Notes and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2022, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,551	$35,793
Short term investments, net	89,067	108,222
Accounts receivable, net	655	127
Accounts receivable, net - related parties	3,020	2,324
Inventory, net	9,194	7,306
Prepaid expenses and other current assets	7,742	7,428
Total current assets	138,229	161,200

Deposits and other assets	6,755	3,108
Long term investments, net	7,453	12,253
Property and equipment, net	925	1,112
Total assets	$153,362	$177,673
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$975	$419
Accrued expenses and other current liabilities	14,256	14,616
Accrued expenses and other current liabilities, related parties	630	837
Note payable, current portion, net	—	15,579
Derivative liability, current portion	—	20
Total current liabilities	15,861	31,471

Long-term debt and notes payables, net	39,108	56,383
Derivative liabilities	1,792	52,050
Other liabilities	6,408	2,689
Total liabilities	63,169	142,593

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares and 12,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 492,826,683 shares and 479,637,138 shares issued and outstanding as of June 30, 2023 and December 31, 2022	493	480
Additional paid-in capital	880,129	806,488
Accumulated other comprehensive loss	(120)	(678)
Accumulated deficit	(827,965)	(808,866)
Total stockholders’ equity (deficit)	52,537	(2,576)
Total liabilities and stockholders’ equity	$153,362	$177,673

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue, net	$437	137	$750	$429
Revenue, net - related parties	3,689	3,577	7,513	5,767
Total revenue	4,126	3,714	8,263	6,196
Cost of sales	3,709	2,890	7,433	4,845
Gross profit	417	824	830	1,351

Expenses:
Research and development expenses	12,830	9,299	25,235	17,103
Selling, general and administrative expenses	7,455	8,561	15,173	16,445
Operating loss	(19,868)	(17,036)	(39,578)	(32,197)
Other income (expense), net:
Interest income	1,311	241	2,420	334
Gain on fair value adjustment of option	—	28,224	—	49,925
Exchange related gain, net	—	—	18,776	—
Interest expense	(2,310)	(4,510)	(6,962)	(9,005)
Gain on change in fair value of derivatives	289	96,548	6,067	181,117
Impairment cost, net	—	816	—	846
Other income (expense)	155	(52)	178	(71)
Total other (expense) income, net	(555)	121,267	20,479	223,146

Net (Loss) Income	(20,423)	104,231	(19,099)	190,949
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities	100	(291)	558	(916)
Total other comprehensive gain (loss)	100	(291)	558	(916)
Total comprehensive (loss) income	$(20,323)	$103,940	$(18,541)	$190,033

Basic net (loss) income per common share	$(0.04)	0.22	$(0.04)	$0.42
Basic weighted-average shares outstanding	567,125,022	464,133,903	532,499,776	460,061,022

Diluted net loss per common share	$(0.04)	(0.03)	$(0.04)	$(0.06)
Diluted weighted-average shares outstanding	567,125,022	601,330,959	532,499,776	604,342,540